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                                                                    Exhibit 99.1


                        Parker Drilling Company Announces
             Proposed Private Offering of Senior Floating Rate Notes

         HOUSTON, August 13, 2004 - Parker Drilling Company (NYSE: PKD) announced today that it intends, subject to market and other conditions, to raise a total of approximately $150 million gross proceeds through a private offering of senior floating rate notes with an expected six-year maturity. The Company anticipates that the notes will be unsecured and guaranteed by substantially all of its domestic subsidiaries. The offering of the notes will be made within the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), and outside the United States only to non-U.S. persons in reliance on Regulation S under the Securities Act.

         The Company intends to use the net proceeds of the offering of the notes to repay all outstanding borrowings under the term loan portion of its existing credit facility (currently $70 million) and, together with cash on hand, to fund the August 6, 2004 cash tender offer for up to $80 million aggregate principal amount of the Company's 10 1/8% senior notes due 2009.

         The securities to be offered have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

         This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

         Cautionary Statement Regarding Forward-Looking Statements: This press release contains statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this report, other than statements of historical facts, are "forward-looking statements" for purposes of these provisions. These forward-looking statements include the Company's intention to raise proceeds through the offering and sale of notes, the Company's intended use of proceeds of the offering of notes and the anticipated terms of the notes. There can be no assurance that the Company will complete the offering of the notes on the anticipated terms or at all. The Company's ability to complete the offering of the notes will depend, among other things, on market conditions for debt securities in general and the Company's debt securities in particular. In addition, the Company's ability to complete the offering and the Company's business are subject to the risks described in the Company's filings with the Securities and Exchange Commission. The Company's annual, quarterly and special reports are available over the internet at the SEC's web site at http://www.sec.gov.